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                                                                     Exhibit 14


We have issued our report for the year ended December 31, 2000, dated March
21, 2001, accompanying the consolidated financial statements of Mid-American Alliance Corporation contained in this Prospectus. We consent to the use of the aforementioned report in this Prospectus.


/s/ Kerber, Eck & Braeckel LLP

Springfield, Illinois
April 9, 2001